EXHIBIT 99.1
Applied Industrial Technologies Selects SAP® to
Transform its Technology Platforms
CLEVELAND, OH (October 1, 2010) — Applied Industrial Technologies (NYSE: AIT) has selected SAP to help transform the company’s technology platforms and enhance its business information and transaction systems for future growth.
“Replacing Applied’s existing legacy applications with a common technology platform is aligned with the business objectives and strategy of our company,” said Ben Mondics, President & Chief Operating Officer for Applied. “SAP provides the best solution for Applied due to their experience in wholesale distribution and their support options. SAP’s software will help drive efficiencies across our operations by addressing our specific business and industry needs.”
“We are pleased that Applied has chosen SAP as its software provider to transform and unify its business systems,” said Bob Courteau, Chief Operating Officer — Global Field Operations for SAP. “We look forward to being a strong partner to Applied and providing an integrated platform to support their continued growth.”
The implementation of SAP is aimed at providing operational efficiency, modern functionality, and the ability to adapt to future business needs. The company plans to roll out the application in planned phases.
To lead this important software implementation, Applied has named Mark Stoneburner as the company’s Vice President of Enterprise Transformation. In this newly created position, Mr. Stoneburner will work with Applied’s information technology team headed by Lonny Lawrence, Vice President — Information Technology, on the migration to the new business system.
Mr. Stoneburner has served in various sales and management positions throughout his 27 years with the company. He most recently served as Vice President — Midwest Area, a position he has held since 2007. Mr. Stoneburner received a Bachelor of Business Administration degree in Management from Ohio University and an MBA from Xavier University.

About Applied Industrial Technologies
With approximately 460 facilities and 4,500 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.
About SAP
SAP is the world’s leading provider of business software, offering applications and services that enable companies of all sizes and in more than 25 industries to become best-run businesses. With more than 102,500 customers in over 120 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE, under the symbol “SAP.” For more information, visit www.sap.com.
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For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com.